                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          GTECH HOLDINGS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                           GTECH HOLDINGS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 13, 1998


                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of GTECH Holdings Corporation (the "Company") will be held at 9:00 o'clock a.m. on Monday, July 13, 1998, at the Holiday Inn at the Crossings, 801 Greenwich Avenue, Warwick, Rhode Island, for the following purposes:

     1. To elect two directors to serve for a three-year term;

     2. To vote on a proposal to approve the Company's 1998 Employee Stock Purchase Plan; and

     3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on June 3, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the Meeting and vote your shares in person.

                                           By order of the Board of Directors,

                                           CYNTHIA A. NEBERGALL, Secretary

June 8, 1998

                           GTECH HOLDINGS CORPORATION
                               55 TECHNOLOGY WAY
                            WEST GREENWICH, RI 02817

                            ------------------------

                                PROXY STATEMENT

     This proxy statement, which is being sent to shareholders on or about June 12, 1998, is furnished in connection with the solicitation of proxies by the Board of Directors of GTECH Holdings Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders to be held on July 13, 1998 (the "Meeting"), and at any adjournments thereof.

     At the close of business on June 3, 1998, the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 41,354,559 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the Company's only class of securities entitled to vote at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the two nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of Proposal 2, assuming that the total vote cast with respect to such Proposal represents a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions on Proposal 2 will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matter has been authorized, but broker and other Specified Non-Votes will not be so included.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the two nominees for director, as provided under "Election of Directors" below, FOR approval of the Company's 1998 Employee Stock Purchase Plan and, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments.

                           1.  ELECTION OF DIRECTORS

     The Certificate of Incorporation and the By-laws of the Company provide that the number of directors shall be such number not less than six and not more than twelve, as the Board may designate, from time to time, by resolution, to be divided into three classes as nearly equal in number as possible. At its May 1998 meeting, the Board of Directors by resolution designated that six directors shall constitute the whole Board. The class which comes up for election at the Meeting consists of two directors to be elected for a three-year term. The Board of Directors has nominated, and recommends the election by the shareholders of, the following two persons to serve as directors of the Company until the 2001 Annual Meeting, and until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office:

                  The Rt. Hon. Lord Moore of Lower Marsh, P.C.
                       Robert M. Dewey, Jr.

     Mr. Dewey and Lord Moore are presently serving as directors of the Company.

     Although the Board of Directors has no reason to believe that either of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than two directors.

     The following table sets forth, as of May 12, 1998, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

                                                                          PRESENT
                                                              DIRECTOR     TERM
                NAME, AGE AND OCCUPATION (1)                   SINCE      EXPIRES
                ----------------------------                  --------    -------
NOMINEES FOR ELECTION AT THE MEETING:
Robert M. Dewey, Jr., 66....................................    1995       1998

     Senior Advisor, Donaldson, Lufkin & Jenrette, Inc.
     ("DLJ"), investment banking firm, since January 1998.
     Previously, Mr. Dewey was the Chairman of Autranet,
     Inc., a wholly-owned subsidiary of DLJ, from January
     1996 to January 1998, and Managing Director,
     Institutional Equities Division, of Donaldson, Lufkin &
     Jenrette Securities Corporation, a subsidiary of DLJ, from 1983 through June 1995. Mr. Dewey is also the President of the Board of Trustees of the Deerfield
     Academy.

The Rt. Hon. Lord Moore of Lower Marsh, P.C., 60............    1992       1998

     European Chairman and a director of The Monitor
     Company, a strategic consulting company, since October
     1990. Previously, Lord Moore held various ministerial posts in the Government of the United Kingdom, most recently as Secretary of State for Social Security from July 1988 to July 1989 and as Secretary of State for
     Health and Social Services from 1987 to 1988. Lord
     Moore is also the Chairman and a director of Credit
     Suisse Asset Management (UK) Holding Limited, Credit
     Suisse Asset Management Limited and Credit Suisse Asset
     Management (Australia); Deputy Chairman and a director of Rolls-Royce plc; a director of BEA Associates, Inc., Blue Circle Industries plc, C S First Boston Australia
     Investment Management Limited, Marvin & Palmer Inc.,
     The Central European Growth Fund plc and T.I.G., Inc.;
     and the President of Energy Saving Trust Ltd., a not-for-profit energy conservation organization.
DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING

William Y. O'Connor, 53(2)..................................    1995       1999

     Chairman since February 1998, Chief Executive Officer since July 1997, and President of the Company since
     December 1994. Mr. O'Connor also served as Chief
     Operating Officer of the Company from December 1994 through February 1998. Previously, Mr. O'Connor was the
     President and Chief Executive Officer of Ascom
     Timeplex, a telecommunications company, from 1992 to 1994, and prior to this was Corporate Senior Vice
     President and President of the Broadband Communications
     Group of Scientific Atlanta, Inc. from 1987 to 1992.

                                                                          PRESENT
                                                              DIRECTOR     TERM
                NAME, AGE AND OCCUPATION (1)                   SINCE      EXPIRES
                ----------------------------                  --------    -------
Burnett W. Donoho, 58.......................................    1992(3)    2000

     Self-employed Retail Consultant since January 1998.
     Previously, Mr. Donoho was Vice Chairman and Chief
     Operating Officer of Montgomery Ward, Inc., a privately held department store, from February 1997 through December 1997 and a self-employed Retail Consultant from December 1994 from February 1997; the Vice
     Chairman and Chief Operating Officer of Macy's East, a division of R. H. Macy & Co., Inc., a department store chain, from July 1992 until December 1994; a member of Ernst & Young's Great Lakes Management Consulting Group from June 1991 to June 1992; consultant to and superintendent of the Chicago Public Schools from November 1990 to May 1991; and President of Marshall
     Field and Co., a department store chain, from 1984 to June 1990. Mr. Donoho is also a director of OfficeMax, Inc. and Innopet Brands, Inc.

Lt. Gen. (Ret.) Emmett Paige, Jr. (USA), 67.................    1997       2000

     President and Chief Operating Officer of OAO
     Corporation, a systems engineering and information systems and services company, from August 1988 through May 1993 and again since May 24, 1997. Previously,
     General Paige had spent a 41-year career with the United States Army, working his way up through the Army ranks and had served as the Assistant Secretary of Defense for command, control, communications, computers and intelligence from May 1993, and as the Department of Defense chief information officer from August 1996, until May 23, 1997. General Paige is also a trustee of Ascom Timeplex Federal Systems.

Anthony Ruys, 50............................................    1996       1999

     Vice Chairman of the Executive Board of Heineken N.V., a Netherlands-based international brewery group, since
     1996 and a Board Member since 1993. He served in increasingly senior positions within the Unilever
     Group, a Netherlands and U.K.-based consumer goods conglomerate, from 1974 to 1993.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.

(2) See "Additional Information -- Employment -- Severance Agreements and Arrangements," below.

(3) Mr. Donoho was a director of the Company from May 1990 to June 1991 and was again elected a director of the Company in October 1992.

VOTING AGREEMENTS, NOMINATION OF DIRECTORS AND RELATED MATTERS

     The Company's Nominating Committee (see below) has recommended to the Board of Directors that Mr. Dewey and Lord Moore be approved, and Mr. Dewey and Lord Moore have been approved, as the Board's nominees for election as directors at the Meeting.

     The Company's By-laws (Article III, Section 3) also permit shareholders entitled to vote in the election of directors to nominate candidates for election as directors, but only if written notice of a shareholder's intention to do so has been received by the Company: (i) with respect to an election to be held at an Annual Meeting of shareholders, not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's Annual Meeting, except that if the date of the Annual Meeting at which the election is to be held is more than 20 days earlier or later than such anniversary date, such notice must be received by the Company not later than 10 days after the date the Company mails to shareholders the notice of the Annual Meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, not later than 10 days after the Company mails to shareholders notice of such special meeting. The By-laws set forth specific requirements for a shareholder's notice of intention to nominate directors, including, without limitation, specified information concerning the nominating shareholder and the person(s) proposed to be nominated, and reference is made to the By-laws for such requirements.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held seven formal meetings during fiscal 1998, and also conferred informally and took formal action by unanimous written consent on a number of additional occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee's present members are Messrs. Dewey and Donoho and Lord Moore. In addition, Carl H. Freyer, a former director of the Company who retired from the Board effective as of the date of the 1997 Annual Meeting, was a member of the Audit Committee during a portion of fiscal 1998. The Audit Committee makes recommendations to the Board of Directors concerning the engagement and retention of the Company's independent auditors and reviews with the Company's management and financial personnel and with the Company's independent auditors the results of the independent auditors' auditing engagement, the adequacy of the Company's system of internal controls, and matters relating to the Company's financial statements. The Audit Committee held two formal meetings during fiscal 1998. The Compensation Committee's current members are Messrs. Dewey and Donoho and General Paige. General Paige was appointed to the Compensation Committee to fill the vacancy created by the July 1997 retirement of Mr. Freyer, who was a member of the Compensation Committee during a portion of fiscal 1998. In December 1997, the Board of Directors acted to increase the size of the Compensation Committee from two to three directors and appointed Mr. Dewey to fill the vacancy on the Committee created by this action. The Compensation Committee is responsible for administering the Company's stock option and certain other compensation plans and is authorized to review and approve specific executive compensation arrangements referred to it by the Board and to recommend policies respecting the compensation of executive officers of the Company generally. The Compensation Committee will be responsible for administering the Company's 1998 Employee Stock Ownership Plan, assuming such Plan is approved by the shareholders at the Meeting (see Proposal 2 "Approval of the 1998 Employee Stock Purchase Plan," below). The Compensation Committee did not hold any formal meetings during fiscal 1998, but had several informal meetings, conferred informally and took formal action by unanimous consent on a number of occasions. The Nominating Committee's current members are Messrs. Donoho and O'Connor and Lord Moore. Mr. O'Connor was appointed to, and Guy B. Snowden resigned from, the Nominating Committee in July 1997, upon Mr. O'Connor's appointment as Chief Executive Officer of the Company. The Nominating Committee makes recommendations to the Board concerning qualified candidates for election as directors. The Nominating Committee has no formal procedure for considering potential candidates recommended by shareholders. The Nominating Committee did not hold any formal meetings during fiscal 1998, but conferred informally and made recommendations to the Board of Directors on respecting nominees to fill vacancies in the Board of Directors.

     During fiscal 1998, all directors attended in person or by conference telephone all formal meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     During fiscal 1998, directors who were not employees of the Company received annual directors' fees at the rate of $30,000 per year, plus $1,000 per day (other than for a day on which there was a meeting of the Board) for attending committee or other meetings or functions relating to Company business, plus $1,000 per day (other than a day for which such director received the aforementioned $1,000 per diem) for any day during which such director was required to spend more than five hours in connection with certain administrative matters relating to the Company's business. Commencing during the second quarter of fiscal 1999, directors of the Company will have the right to elect to receive all or a portion of their directors' fees in the form of shares of Common Stock of the Company. From time to time directors provide special consulting or other services for the Company for which they receive additional compensation. No directors received any such additional compensation during fiscal 1998.

     At the 1996 Annual Meeting, the Company's shareholders approved the adoption of the Company's 1996 Non-Employee Directors' Stock Option Plan (the "1996 Plan") which provides for the automatic grant to each non-employee ("outside") director, shortly following the 1996, 1997 and 1998 Annual Meetings, of a nonqualified stock option for 10,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the 1996 Plan, on July 17, 1997, each of the five then outside directors (Messrs. Dewey, Donoho, and Ruys, General Paige and Lord Moore) was granted such a 10,000 share option with an exercise price of $32 1/2 per share. Lord Moore also holds 3,000 stock units, granted under the Company's 1992 Outside Directors' Stock Unit Plan (the "DSU Plan") in 1995. Lord Moore's stock units will vest at the time of the 1998 Annual Meeting. No other directors hold stock units under the DSU Plan, and that Plan terminated in 1996.

             2.  APPROVAL OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

     At the meeting, the shareholders also will be asked to approve the 1998 Employee Stock Purchase Plan (the "1998 Plan") which was unanimously adopted by the Company's Board of directors in May 1998. A summary of the terms of the 1998 Plan appears below, and a copy of the Plan is attached as an Appendix to this proxy statement.

     The Board approved the 1998 Plan, which authorizes the issuance of up to 750,000 shares of Common Stock ("Shares"), because it firmly believes that it is in the Company's best interests that its employees own equity in the Company. The Board believes that ownership of Common Stock by employees serves to more closely align the interests of employees with those of shareholders in having the Company prosper and the Common Stock value increase. The Board further believes that the Plan provides a convenient method for employees to purchase equity in the Company.

     As of the date of this proxy statement, no shares of Common Stock have been issued under the 1998 Plan. All employees of subsidiaries of the Company designated by the Board will be eligible to participate in the Plan, except for:
(a) employees whose customary employment is less than 20 hours per week; (b) employees whose customary employment is for not more than five months in any calendar year; and (c) employees who are Executive Officers of the Company, as determined from time to time by the Board. As an initial matter, it is anticipated (subject to the preceding sentence) that all employees of GTECH Corporation and the Company's other domestic subsidiaries will be eligible to participate in the Plan. As of May 31, 1998, there were approximately 3,260 employees of GTECH Corporation and the other domestic subsidiaries of the Company that would have been eligible to participate in the Plan had the Plan been approved by the shareholders of the Company as of such date.

     All eligible employees will be entitled to participate in the 1998 Plan to the maximum extent provided for in the Plan, subject to its terms and conditions. There are no allocations of Shares to specific sub-groups of eligible employees, although the Plan provides for the pro-rata allocation of Shares remaining available for issuance under the Plan among participants in the event the number of shares elected to be purchased by participants exceeds the number of Shares available for sale under Plan.

          THE BOARD OF DIRECTORS BELIEVES THAT THE 1998 EMPLOYEE STOCK
           PURCHASE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND
                  RECOMMENDS A VOTE FOR APPROVAL OF SUCH PLAN.

SUMMARY OF THE 1998 PLAN

     The following description of the 1998 Plan is intended merely as a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the Plan itself which is attached as an Appendix to this proxy statement.

     The 1998 Plan authorizes the issuance of up to 750,000 Shares to eligible employees who elect to participate in the Plan. (See "Background" above.)

     The 1998 Plan is an "employee stock purchase plan" which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Eligible employees may purchase up to a maximum of $25,000 of Shares under the Plan during any calendar year by authorizing payroll deductions of up to 10% of salary over one or more offering periods, as defined below. The purchase price for each Share purchased under the Plan will be an amount equal to the lesser of: 85% of the closing price of a Share at the commencement of the applicable consecutive six month offering period (each, an "offering period") or 85% of the closing price of a Share at the expiration of the applicable offering period, in each case as determined under the Plan. As of June 5, 1998, the closing price of a share of Common Stock on the New York Stock Exchange on such day was $31 1/2.

     The Compensation Committee, or such other person(s) or entity designated the responsibility by the Board, will be the Administrator of the 1998 Plan. The Plan vests the Administrator with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision or action by the Administrator in such connection is binding upon all participants and their beneficiaries.

     The 1998 Plan will become effective as of August 1, 1998 (or as soon as administratively practicable thereafter), subject to approval by the shareholders of the Plan at the Meeting.

     The 1998 Plan and all rights to participants will terminate on the earlier of: (i) July 31, 2003; (ii) the date as of which the total number of Shares provided for by the Plan have been purchased; or (iii) the date as of which the Board of Directors acts to terminate the Plan.

     The Board of Directors may modify, amend, or terminate the 1998 Plan at any time, provided that no employee's existing rights with respect to a then-current offering period may be adversely affected thereby and provided further that the Board may not amend the Plan without shareholder approval if such amendment would increase the number of Shares that are reserved for issuance under the Plan (except in certain limited circumstances dealing with adjustments appropriate in connection with reorganizations, recapitalizations or similar changes in the capital structure of the Company), or would cause an option to purchase Shares of Common Stock under the Plan to fail to meet the requirements of Section 423 of the Code.

FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION

     The Company has been advised that, under federal tax laws and regulations in effect on June 1, 1998, the Federal income tax consequences to the Company and its subsidiaries and to participants under the 1998 Plan are as described below. The following discussion is only a brief summary of such tax consequences, is not intended to be all inclusive or to constitute tax advice, and among other things, does not cover possible state, local or foreign tax consequences.

     Participants' contributions to the 1998 Plan through payroll deductions are not tax deductible but will constitute part of the cost basis of the Shares purchased under the Plan. No tax liability results from the grant of an option or purchase of Shares under the 1998 Plan. The employee participant becomes liable for federal income tax upon the disposition of the Shares. Under Section 423 of the Code, employees must hold the Shares for two years from the date the option to purchase the Shares is granted (i.e., the first day of the applicable offering period), in order to be eligible to obtain capital gains treatment upon disposition of the Shares, as described below.

     When Shares are disposed of after the required holding period (or if the participant dies while holding the Shares), the participant recognizes ordinary income (compensation) to the extent of the lesser of: (i) the amount by which the fair market value of the Shares at the time the option was granted exceeded the purchase price; or (ii) the amount by which the fair market value of the Shares at the time of disposition of the Shares (or at the participant's earlier death) exceeded the purchase price paid by the employee for the Shares. Any further gain is taxed as long-term or mid-term capital gain. The Company is not entitled to tax deductions for any portion of the income or gain recognized by an employee meeting the holding period requirements. If the sale price is less than the option price, there is no ordinary income and the employee has a long-term or mid-term capital loss in the amount of this difference.

     If the Shares are disposed of within two years from the applicable grant date, the participant will recognize ordinary income in the year of disposition in the amount by which the fair market value of the Shares on the date of acquisition exceeded the price paid for the Shares. Any additional gain or loss on the disposition of the Shares is treated as short-term, mid-term, or long-term capital gain or loss, depending on how long the Shares were held by the participant. The Company may take a deduction in the year a participant makes a disqualifying disposition (i.e., disposes of Shares within two years from the applicable grant date) to the extent the participant recognizes ordinary income on the disposition, subject to Section 83 of the Code.

     Any dividends and other distributions made with respect to Shares held in an employee participant's account are deemed gross income to the participant. Any gain or loss from the sale of any rights or other property distributed with respect to Shares held on behalf of a participant is gain or loss to the participant.

                               3.  OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of May 28, 1998, certain information concerning the beneficial ownership of Common Stock by: (i) each person who was known by the Company to be the beneficial owner of more than 5% of such shares;
(ii) each director and nominee for director of the Company; (iii) each of the executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement who remained an employee of the Company as of May 28, 1998; and (iv) all present directors and executive officers of the Company, as a group. Such information is based upon information provided to the Company by such persons.

                                                                 SHARES       PERCENT
                                                              BENEFICIALLY       OF
                  NAME OF BENEFICIAL OWNER                      OWNED(1)      CLASS(1)
                  ------------------------                    ------------    --------
Tiger Management L.L.C......................................   6,062,000        14.7%
101 Park Avenue
New York, New York 10178
Travelers Group Inc.........................................   2,369,305(2)      5.7%
338 Greenwich Street
New York, New York 10013
William Y. O'Connor, director and executive officer.........     314,000(3)        *
Robert M. Dewey, Jr., director..............................      40,635(4)        *
Burnett W. Donoho, director.................................      27,500(4)        *
The Rt. Hon. Lord Moore of Lower Marsh, P.C., director......      24,500(4)        *
Lt. Gen. (Ret.) Emmett Paige, Jr., director.................      10,000(4)        *
Anthony Ruys, director......................................      20,000(4)        *
Michael R. Chambrello, executive officer....................      39,000(5)        *
Thomas J. Sauser, executive officer.........................      50,000(6)        *
All present directors and executive officers, as a group (9      558,135         1.3%
  persons)..................................................

---------------
 *  less than 1%

(1) The shareholdings reflected in this table do not include rights to receive stock granted under various Company plans to directors and executive officers that do not vest within 60 days of the date of this table.

(2) Represents shares held on behalf of subsidiaries of Travelers Group Inc.

(3) Includes 309,000 shares subject to unexercised stock options granted under the Company's 1994 Stock Option Plan which either have vested or will vest within 60 days.

(4) Includes 10,000 shares subject to unexercised stock options automatically granted under the Company's 1996 Non-Employee Directors' Stock Option Plan following the Company's 1997 Annual Meeting, which options, subject to the terms and conditions of such plan, become exercisable on July 12, 1998.

(5) Includes 33,750 shares subject to vested but unexercised stock options granted under the Company's 1994 Stock Option Plan.

(6) Shares subject to unexercised stock options granted under the Company's 1994 Stock Option Plan which either have vested or will vest within 60 days.

  EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                                   DIRECTORS

     Policies regarding executive compensation are set primarily by the Compensation Committee (the "Committee") of the Board of Directors, subject to the terms of applicable employment contracts, as discussed below, and possible consultation with and ratification by the Board in certain circumstances. The Committee currently has three members, Messrs. Dewey, Donoho and Paige, all of whom are outside independent directors.

Compensation Philosophy.

     The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. This would typically result in salary levels below the 50th percentile of competitive ranges, and bonuses, if performance is achieved, well above the 50th percentile. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing shareholder value.

     The Committee also believes it is essential that it retain the flexibility to evaluate not only overall individual performance and the performance of the Company as a whole, but also all other circumstances and challenges facing the Company. Consequently, it uses subjective as well as objective criteria in setting and adjusting the base salary and the annual bonus for executive officers.

Executive Officer Employment Agreements.

     Four of the highest paid executive officers of the Company during fiscal 1998 named in the Summary Compensation Table below, Messrs. Snowden, Markowicz, O'Connor and Gay, were parties to pre-existing employment agreements with the Company which, to a large extent, governed their compensation during the year. See "Employment-Severance Agreements and Arrangements" and the Summary Compensation Table below for further information about the terms of these agreements.

     The other executive officers named in the Summary Compensation Table below were not parties to employment agreements, and their compensation currently is determined based upon a review by their superiors and consideration of the principles set forth above and elsewhere in this report.

Principal Elements of Compensation.

     Compensation earned in the 1998 fiscal year, as reflected in the following tables, consisted primarily of salary and annual bonus. (Executive officers also received executive benefits and perquisites as well as other benefits offered under Company sponsored broad-based plans.) No stock options were granted to executive officers in fiscal 1998. See "Stock Options" below.

     Base Salary. Executive officers' salaries are reviewed annually. In assessing whether salary increases are warranted with respect to those executive officers without employment agreements or in connection with discretionary increases under, or the amendment, extension or renewal of, an executive officer's employment agreement, the Company considers a number of factors, including corporate profitability, performance on the job, responsibility level, internal compensation equity, external pay practices for comparable companies (not necessarily including the Peer Group companies referred to in the Shareholder Return Performance Graph below) and the executive officer's level of responsibility, experience and expertise, which factors may be given varying weights depending upon the circumstances.

     Annual Bonus. The Company's policy respecting the granting of annual bonuses is based upon the aims of recognizing individual merit and providing incentives for the achievement of corporate performance goals. Executive officers with employment agreements receive annual bonuses in accordance with such agreements. The employment agreements of Messrs. Snowden and Markowicz (which are no longer in effect) provided for a specified bonus based on a performance formula (as measured by the Company's earnings before depreciation, amortization, interest and taxes for the relevant fiscal year). Certain other employment contracts provide for annual bonuses based upon discretionary elements subject to a specified annual bonus range. Executive officers without employment agreements receive annual bonuses at the discretion of their superiors consistent with the principles outlined above.

     Stock Options. The Company's 1997 Stock Option Plan (the "1997 Plan"), was approved by the shareholders of the Company at the 1997 Annual Meeting. The Plan provides for the granting, for no cash consideration, of stock options to officers and other key employees of the Company and its subsidiaries, other than Messrs. Snowden and Markowicz. The Plan is administered by the Committee. Although the Committee is given broad discretion under the Plan, grants of options are subject to various restrictions as set forth in the Plan. The principal purpose of the Plan is to assist the Company in attracting and retaining officers and other key employees, motivating them to increase shareholder value, enabling them to participate in the value which has been created and to have a mutuality of interests with other shareholders.

     Grants under the 1997 Plan are wholly within the discretion of the Committee. Nevertheless, in making awards, the Committee takes into account numerous factors including the prospective recipient's level of responsibility, experience and expertise and years of service as well as internal compensation equity.

     During the 1998 fiscal year, no options were awarded to executive officers, however, option awards under the 1997 Plan which were made in the first quarter of fiscal 1999, were based on the fiscal 1998 earnings per share (before special charges). The aggregate pool of annual options available for granting under the 1997 Plan is tied to specific earnings per share targets and returns on capital invested as set annually by the Committee and approved by the Board. The objective of the 1997 Plan is to align employee participants' personal rewards and motivation with Company performance and shareholder value.

Rationale for Fiscal 1998 Compensation of Messrs. Snowden, Markowicz and
O'Connor.

     Mr. Snowden served as Chief Executive Officer of the Company through July 14, 1998, at which time he was succeeded in that office by Mr. O'Connor.

     Messrs. Snowden and Markowicz, who were founders of the Company, were treated virtually identically for compensation purposes, in accordance with the terms of their 1990 employment agreements (the "Employment Agreements"), as amended, with the Company. The fiscal 1998 base salaries and bonuses of Messrs. Snowden and Markowicz were determined in accordance with the Employment Agreements as follows:

          Base Salary. Each Employment Agreement provided for an initial base salary of $375,000 (increased annually based upon the Consumer Price Index.) The base salaries paid to Messrs. Snowden and Markowicz with respect to fiscal 1998 reflected such cumulative Consumer Price Index increases.

          Annual Bonus. The Employment Agreements provided for annual bonuses to be paid to Messrs. Snowden and Markowicz according to a formula based upon the Company's performance as measured by its earnings before depreciation, amortization, interest and taxes. The annual bonuses of

     Messrs. Snowden and Markowicz paid with respect to fiscal 1998 ($4,196,500 to Mr. Snowden and $4,225,000 to Mr. Markowicz) were calculated pursuant to this formula, subject to a downward adjustment in Mr. Snowden's case. See "Employment-Severance Agreements and Arrangements" below.

     Neither Mr. Snowden nor Mr. Markowicz was eligible to receive grants of stock options under the Company's stock option plans.

     Mr. O'Connor's original 1994 Employment Agreement provided for an initial annual base salary of $430,000, to be increased annually starting on March 1, 1996 based on the Consumer Price Index, and otherwise at the discretion of the Board or the Committee. In anticipation of Mr. O'Connor's promotion to Chief Executive Officer on July 14, 1997 and in recognition of his already increased
responsibilities, his salary was increased by $       to $511,757 on March 1,
1997.

     Mr. O'Connor's Employment Agreement, as in effect for fiscal 1998, also provided for an annual incentive bonus up to a maximum of 4 times his current base salary. The major portion of such incentive bonus in 1998 was based upon the extent to which certain specified annual earnings per share levels, growth, and management objectives were obtained. All goals and objectives were met with the one exception of superior Company stock price performance. On this basis, the Committee awarded an incentive bonus of $1,650,000 to Mr. O'Connor.

     The Committee intends to continue its practice of basing executive compensation primarily on stock price and other financial performance criteria, and secondarily, but importantly, on its qualitative evaluation of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") limits to $1,000,000 the amount of compensation which may be deducted by the Company in any year with respect to each of its highest paid executive officers. Certain types of performance-based compensation, if approved by stockholders and/or otherwise exempted by Section 162(m), are not subject to this limitation. It is believed that the Company's stock option plans in which executive officers are eligible to participate have been structured in such a way as to qualify as performance-based compensation not subject to the Section 162(m) limits on deductibility, and the Committee intends to consider whether it is practical similarly to qualify in the future all or a portion of Mr. O'Connor's annual incentive bonus so as to be exempt from such limits. However, the Committee believes that it is important to retain the flexibility to offer such compensation arrangements and plans as the Committee determines to be necessary from time to time to attract, retain and motivate executive officers without being constrained by considerations of Section 162(m) tax deductibility.

Date: May 26, 1998

                                          The Fiscal 1998 Compensation Committee
                                          of the Board of Directors

                                          Robert M. Dewey, Jr.
                                          Burnett W. Donoho
                                          General Emmett Paige, Jr.**
---------------
** Carl H. Freyer, who retired at the time of the Company's 1997 Annual Meeting, was a member of the Compensation Committee during a portion of fiscal 1998. General Paige was appointed to the Compensation Committee to fill the vacancy created by the retirement of Mr. Freyer.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 1998, 1997, and 1996 to or for:
(i) each person who served as the Company's Chief Executive Officer during fiscal year 1998; and (ii) each of the Company's four other most highly-compensated executive officers whose total annual salary and bonus for fiscal year 1998 exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries:

                                                                                         LONG-TERM COMPENSATION
                                                                              ---------------------------------------------
                                                ANNUAL COMPENSATION                  AWARDS                  PAYOUTS
                                         ----------------------------------   ---------------------   ---------------------
                                                                  OTHER       RESTRICTED              LONG-TERM   ALL OTHER
                                                                  ANNUAL        STOCK                  COMPEN-     COMPEN-
                                         SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/    SATION      SATION
NAME AND PRINCIPAL POSITION(1)   YEAR    ($)(2)       ($)         ($)(3)         ($)       SARS(4)     PAYOUTS     ($)(5)
-------------------------------  ----    -------   ---------   ------------   ----------   --------   ---------   ---------
William Y. O'Connor............  1998    511,757   1,650,000     180,943         --             --       --         341,762
Chairman, Chief Executive        1997    440,750     910,600     207,061         --             --       --          80,325
Officer and President            1996    430,000     860,000     183,765         --        300,000       --          12,232
Thomas J. Sauser...............  1998    309,900     264,000      87,451         --             --       --          25,523
Senior Vice President & Chief    1997    300,000     250,000     190,416         --             --       --           2,393
Financial Officer                1996(6)  13,846      50,000          56         --        100,000       --               0
Michael R. Chambrello..........  1998    309,900     250,000      81,253         --             --       --          23,536
Executive Vice President         1997    261,077     300,000      84,937         --             --       --          28,672
                                 1996    210,000     160,000      77,147         --         15,000       --          21,279
Guy B. Snowden.................  1998    461,080   4,196,500     155,777         --             --       --       9,457,679
Chairman(1)                      1997    456,337   3,865,810     249,824         --             --       --         190,028
                                 1996    445,207   3,078,550     223,413         --             --       --         156,789
Victor Markowicz...............  1998    471,395   4,225,000     163,071         --             --       --       9,502,679
Vice Chairman(1)                 1997    456,337   3,865,810     242,629         --             --       --         183,832
                                 1996    445,207   3,078,550     212,155         --             --       --         151,454
Laurance W. Gay................  1998    299,061     285,000     106,927         --             --       --         876,638
Senior Vice President --         1997    289,529     150,000     126,326         --             --       --       1,085,604
Sales and Government
  Relations(1)                   1996    280,547      60,000      97,454         --             --       --         506,749

---------------
(1) Sets forth the names and principal positions of the Named Officers as of the end of fiscal 1998, except that Mr. Snowden, who was the Company's Chief Executive Officer from the start of fiscal 1998 through July 14, 1997, stepped down as Chairman on February 3, 1998, and Mr. Markowicz stepped down as Vice Chairman in February 1998 with effect as of March 1, 1998. After the close of fiscal 1998, Mr. Gay, who was named an executive officer during fiscal 1998, resigned his position with the Company in March 1998. See "Employment -- Severance Agreements and Arrangements" below.

(2) Includes salary deferred under the Company's 401(k) retirement plan (the "Retirement Plan").

(3) Includes: (i) personal benefits provided by the Company and payments under the Company's Executive Perquisites Program (which provides officers above a certain rank with up to a pre-established dollar amount of specified benefits from which they may select); (ii) taxable fringe benefits provided by the Company, including automobile usage and the payment of relocation expenses; and (iii) gross-ups for taxes with respect to benefits provided by the Company, including with respect to the Company's Executive Perquisites Program, and the Company's 1992 supplemental retirement plan (the "SRP"). The Company made payments under the Executive Perquisites Program: (a) to Messrs. O'Connor, Snowden, Chambrello and Gay of $27,500 in each of fiscal years 1998, 1997 and 1996; (b) to Mr. Markowicz of $25,868 for fiscal year 1997 and $27,500 for each of fiscal years 1998 and 1996; and (c) to Mr. Sauser of $27,500 for fiscal years 1998 and 1997. In addition, the Company provided taxable fringe benefits to the Named officers in the following amounts: Mr. O'Connor -- $22,577 (1998); $36,876 (1997); and $63,079 (1996)
    (including imputed interest on certain loans made by the Company to Mr. O'Connor pursuant to his employment agreement); Mr. Sauser -- $13,874
    (1998); $91,193 (1997) and $33 (1996); Mr. Chambrello -- $9,378 (1998);
    $8,453 (1997) and $8,339 (1996); Mr. Snowden -- $8,167 (1998); $13,397
    (1997); and $20,833 (1996); Mr. Markowicz -- $12,125 (1998); $9,742 (1997)
    and $9,575 (1996); and Mr. Gay -- $7,637 (1998); $10,075 (1997); and $10,075
    (1996). The gross-up payments for taxes were: Mr. O'Connor -- $130,866
    (1998); $142,686 (1997) and

    $93,186 (1996); Mr. Sauser -- $45,777 (1998); $71,632 (1997) and $23 (1996);
    Mr. Chambrello -- $44,375 (1998); $48,984 (1997); and $41,308 (1996); Mr.
    Snowden -- $119,010 (1998); $208,927 (1997); and $175,081 (1996); Mr.
    Markowicz -- $123,947 (1998); $207,019 (1997); and $175,081 (1996); and Mr.
    Gay -- $71,790 (1998); $88,751 (1997) and $59,879 (1996).

(4) Represents the number of shares of Common Stock underlying stock options granted pursuant to the Company's 1994 Stock Option Plan. See "Fiscal Year-End Options Value Table" below.

(5) Includes the dollar value of insurance premiums paid by the Company during the covered fiscal year with respect to life insurance maintained on the lives of each of the Named Officers, matching contributions and profit sharing contributions paid by the Company with respect to the Named Officers under the Retirement Plan, amounts provided under the Company's SRP, and amounts payable as severance. During, or with respect to fiscal year 1998, the Company: (i) made severance payments in the amount of $9,301,000 to Mr. Snowden and in the amount of $9,352,000 to Mr. Markowicz; (ii) paid insurance premiums with respect to life insurance maintained on the lives of the Named Officers in the following amounts: Mr. O'Connor -- $21,547; Mr. Sauser -- $2,592; Mr. Chambrello -- $918; Mr. Snowden -- $12,492; Mr. Markowicz -- $5,637; and Mr. Gay -- $918; (iii) made matching contributions under the Retirement Plan with respect to each of the Named Officers other than Messrs. Sauser and Gay in the amount of $4,150 and with respect to Messrs. Sauser and Gay, made matching contributions of $4,043 and $3,564, respectively; (iv) made profit sharing contributions under the Retirement Plan with respect to each of the Named Officers in the amount of $4,800; (v) made contributions under the SRP with respect to each of the Named Officers in the following amounts: Mr. O'Connor -- $61,265; Mr. Sauser -- $14,088; Mr. Chambrello -- $13,668; Mr. Snowden -- $135,237; Mr. Markowicz -- $136,092; and Mr. Gay -- $39,238; (vi) forgave $250,000 of principal amount of a $500,000 principal amount loan made by the Company in fiscal 1995 to Mr. O'Connor; and (vii) paid $828,118 in sales commissions to Mr. Gay.

(6) Reflects compensation information only with respect to a portion of February 1996, the final month of fiscal 1996, when Mr. Sauser commenced his employment with the Company.

FISCAL YEAR-END OPTIONS VALUE TABLE

     During fiscal 1998 no grants of stock options were made to any Named Officer, nor were any stock options exercised by any Named Officer.

     The following table sets forth the value of all unexercised stock options held by Named Officers, as well as the number of shares of Common Stock of the Company underlying unexercised stock options held by Named Officers, as of the close of the Company's 1998 fiscal year on February 28, 1998:

                                                NUMBER OF SHARES OF             VALUE OF UNEXERCISED
                                              COMMON STOCK UNDERLYING               IN-THE-MONEY
                                                  STOCK OPTIONS(1)                STOCK OPTIONS(2)
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
William Y. O'Connor.......................    309,000         203,000       $3,986,363      $2,270,438
Thomas J. Sauser..........................     50,000          50,000       $  328,125      $  328,125
Michael R. Chambrello.....................     33,750          16,250       $  558,750      $  232,813
Guy B. Snowden............................         --              --               --              --
Victor Markowicz..........................         --              --               --              --
Laurance W. Gay...........................     32,500          27,500       $  292,813      $  199,688

---------------
(1) All stock options reflected in this table were non-qualified options granted pursuant to the Company's 1994 Stock Option Plan and are subject to its terms. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment or otherwise as provided in the 1994 Plan.

(2) Calculated based upon the aggregate of the differences between $35.50, the per-share market value of the Company's Common Stock as of the close of business on February 27, 1998, the last trading day of the Company's 1998 fiscal year, and the per-share exercise prices for the respective grants of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, decisions regarding executive compensation were made primarily by the Compensation Committee, subject to the terms of applicable employment agreements and ratification by the full Board in certain circumstances. Mr. Snowden, Chairman (through February 3, 1998) and Chief Executive Officer (through July 13, 1997), Mr. Markowicz, Vice Chairman, and Mr. O'Connor, Chairman (since February 3, 1998), Chief Executive Officer (since July 14, 1997), President and Chief Operating Officer, participated in certain deliberations of the Company's Board of Directors concerning executive officer compensation.

     Messrs. Dewey, Donoho and Freyer, and General Paige were members of the Compensation Committee during fiscal 1998. Mr. Freyer retired as director during fiscal 1998 and General Paige was appointed to fill the vacancy on the Compensation Committee created by Mr. Freyer's resignation. In December 1997, the Board of Directors acted to increase the size of the Compensation Committee and appointed Mr. Dewey to fill the vacancy on the Committee created by this action.

EMPLOYMENT -- SEVERANCE AGREEMENTS AND ARRANGEMENTS

     Mr. O'Connor originally entered into an employment agreement with the Company in October 1994, which agreement was amended and restated in July 1997 in connection with Mr. O'Connor's promotion to Chief Executive Officer. The term of Mr. O'Connor's employment under his original agreement commenced on December 15, 1994 and was to continue through November 1997, subject to automatic one-year extensions commencing December 1, 1997 (and December 1 of each successive year) unless either party gave prior notice of non-renewal. The original agreement provided for a minimum annual base salary of $430,000 (increased annually starting on March 1, 1996, based on the Consumer Price Index and otherwise in the discretion of the Board of the Compensation Committee), an annual incentive bonus up to a maximum of 200% of his then-current base salary and life insurance and various other benefits. The original agreement provided that a portion of such incentive bonus was to be based upon the extent to which certain specified minimum, target and maximum annual earnings per share levels and management objectives (to be agreed to each year by the Compensation Committee or the Board of Directors after consultation with Mr. O'Connor) were obtained.

     Pursuant to the original agreement, as amended, the Company granted Mr. O'Connor 5,000 Restricted Stock Rights in December 1994 which stock rights have fully vested. In accordance with the original agreement, the Company also granted Mr. O'Connor options to purchase a total of 512,000 shares of Common Stock of the Company under the Company's 1994 Stock Option Plan between December 1994 and January 1996. The vesting of such options will accelerate in the event of a change of control.

     Pursuant to his employment agreement, Mr. O'Connor was nominated for election, and was initially elected, as a director of the Company at the 1995 Annual Meeting.

     The term of Mr. O'Connor's amended and restated employment agreement commenced on July 14, 1997 and continues until Mr. O'Connor's death, disability, retirement from active employment (with the consent of the Board or in accordance with Company policy), resignation or discharge. The employment agreement, as currently in effect, provides for an annual base salary of $600,000 (increased annually based upon the Consumer Price Index and otherwise in the discretion of the Board or the Compensation Committee), an annual performance bonus of up to a maximum of six times his then-current salary, and life insurance and various other benefits (including, but not limited to, medical coverage for Mr. O'Connor and his family, certain club memberships, spousal travel, certain professional services, use of automobile, and certain fringe and other benefits identified in the notes to the Summary Compensation Table above). The amended and restated agreement provides that Mr. O'Connor's performance bonus shall be determined using a matrix of reasonable quantitative metrics established by and in the reasonable discretion of the Compensation

Committee. Based upon the Company's performance, in light of metrics established for fiscal 1998, Mr. O'Connor received a performance bonus of $1,650,000 for fiscal 1998.

     Under the amended and restated employment agreement, if Mr. O'Connor's employment with the Company is terminated by reason of his death, retirement from active employment (with consent of the Board or in accordance with the retirement policies of the Company), discharge by the Company for Cause or resignation (other than for Good Reason), Mr. O'Connor (or his estate, as the case may be) is entitled to his base salary, benefit and bonus amounts, if any, accrued through the date of termination, and, in the case of retirement from active employment after age 65, comprehensive medical coverage for Mr. O'Connor and eligible family members and certain term life insurance coverage. If Mr. O'Connor's employment is terminated by reason of disability, discharge by the Company without Cause or by reason of Mr. O'Connor's resignation for Good Reason, he is entitled to receive, in addition to all salary, bonuses and benefits accrued through the date of termination, an amount equal to the sum of three times the average of his base salary, bonuses and certain perquisites for the prior three fiscal years, plus $1,500,000. In addition, in the event of termination of his employment for any of the aforesaid reasons, Mr. O'Connor is entitled to post-employment life insurance for up to three years and comprehensive medical coverage for a minimum of three years after such termination. The amended and restated employment agreement further provides in such circumstances for the immediate vesting of Mr. O'Connor in all unvested restricted stock held by him and for the payment to him of an amount equal to the sum of the present value of all benefits accrued by him under any non-qualified Company plan (including the Supplemental Executive Retirement
Plan) and three times the average benefits of, or Company contributions to, over the three previous fiscal years, under all Company plans.

     The amended and restated employment agreement further provides that irrespective of the reason for his termination of employment with the Company, Mr. O'Connor may not compete with the Company for three years after the date of such termination.

     The amended and restated agreement further provides that if Mr. O'Connor's employment terminates within twenty-four months after a change of control (including as a result of Mr. O'Connor's voluntary resignation not earlier than six months, and not later than one year, following the change of control, but not including his normal retirement), then specific provisions apply in lieu of the provisions described above. In such event, Mr. O'Connor is entitled to receive, in addition to his salary, benefits and bonus amounts, if any, accrued through the date of termination, an amount equal to 2.99 times the sum of Mr. O'Connor's then-current base salary, most recent performance bonus (or, if higher, the performance bonus most recently awarded to him prior to the change of control) and certain perquisites and other amounts. In addition, in the event of termination of Mr. O'Connor's employment following a change of control, the Company is obligated to provide Mr. O'Connor with life insurance and comprehensive medical coverage after termination, and to pay Mr. O'Connor the present value of all benefits accrued by him under any non-qualified Company plan and an amount equal to four times the average (over the previous three fiscal years), accrued benefit under, or Company contributions to, all qualified plans. The agreement provides for the payment to Mr. O'Connor of an amount equal to any excise tax due as a result of a payment or benefit constituting a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, together with amounts necessary to gross-up Mr. O'Connor for any taxes due thereon.

     A "change of control" generally is deemed to have occurred under Mr. O'Connor's amended and restated employment agreement if any of the following occurs: (i) individuals comprising the Board of Directors of the Company at the beginning of any consecutive twenty-four month period cease (other than due to death or with the approval of a majority of such directors) to constitute a majority of the Board; (ii) any "person" or "group" (as defined under the Securities Exchange Act of 1934) becomes a "beneficial owner" (as defined under the Exchange Act), directly or indirectly, of more than 30% of the combined voting power of the Company's then-outstanding common equity securities; or
(iii) the stockholders of the Company approve a definitive agreement (A) for the merger of the Company into or with another corporation (unless the directors of the Company immediately prior to the merger constitute a majority of the directors of the surviving corporation or the stockholders of the Company immediately prior to the merger own 50% or more of the combined voting power of the surviving corporation) or (B) for the sale or disposition of all or substantially all of the assets of the Company.

     "Good Reason" is defined in Mr. O'Connor's amended and restated employment agreement to mean: (i) the assignment of duties that are materially inconsistent with the scope of his stated duties; (ii) the Company's failure to pay him any amounts vested and due under his employment agreement or any other Company plan or policy; (iii) a reduction in benefits to him or a material adverse change in the terms or conditions under which amounts are payable; (iv) a reduction in Mr. O'Connor's title or duties; (v) a breach of the Company's obligations not to relocate him without his consent; (vi) in the case of any merger or similar transaction involving the Company, the failure by the Company to obtain an agreement reasonably satisfactory to Mr. O'Connor from a successor to the Company to assume his employment agreement; or (vii) any material breach by the Company of the agreement. "Cause" is defined to mean: (i) any willful and continuing failure to substantially perform employment duties with a material adverse effect upon the Company; (ii) any engagement in serious misconduct which is injurious to the Company; (iii) any willful and continuing material breach of the agreement, including with respect to confidentiality, protection of intellectual property or non-competition; (iv) conviction of a crime involving fraud, misrepresentation, gambling or a felony with a material adverse effect upon the Company; or (v) habitual intoxication or abuse of drugs or controlled substances.

     Prior to their stepping down in February 1998, Messrs. Snowden and Markowicz were parties to employment agreements, each originally entered into in January 1990. Each employment agreement provided for an initial annual base salary of $375,000 (increased annually based upon the Consumer Price Index) and annual bonuses based upon the Company's earnings before depreciation, amortization, interest and taxes ("EBDAIT"). Under the terms of the employment agreements, the annual bonus for fiscal 1996 and any extension year thereafter was to be calculated as follows: (i) $2,000 for each $1 million of EBDAIT if EBDAIT is less than $65 million; (ii) $6,000 for each $1 million of EBDAIT less $260,000 if EBDAIT is equal to or greater than $65 million but less than $85 million; and (iii) $15,000 for each $1 million of EBDAIT less $1.025 million if EBDAIT is equal to or greater than $85 million. EBDAIT for fiscal 1998 was approximately $347.1 million. If the Company had not been operated in the ordinary course of business with respect to a fiscal year, the employment agreements provided that appropriate adjustments to EBDAIT would be negotiated. The employment agreements also provided for life insurance and other benefits.

     Each employment agreement automatically was extended on March 1, 1996 for two years, and the Company elected not to extend them further. Accordingly, each such employment agreement was scheduled to expire on February 28, 1998. Under the terms of the employment agreements, the Company was required under such circumstances to pay the executive 50% of his salary and bonus and to provide other substantial fringe benefits the executive would otherwise have received, had he remained an employee, for three years following expiration, subject to acceleration in certain circumstances. The employment agreements also provided that the executive may not compete with the Company in certain specified activities for three years following termination of employment, except in connection with a change of control.

     Mr. Snowden stepped down as a director and Chairman of the Company effective February 3, 1998, and Mr. Markowicz stepped down as a director and Vice Chairman of the Company effective March 1, 1998. In connection with these events, in February 1998, the Company entered into severance agreements with each of Messrs. Snowden and Markowicz providing for lump sum payments (before tax withholding) to Messrs. Snowden and Markowicz of $9,301,000 and $9,352,000, respectively. The lump sum amounts were calculated based upon the present value of the Company's three-year post-employment compensation and benefit obligations to Messrs. Snowden and Markowicz under their employment agreements (as determined with the assistance of an outside consultant) and, in Mr. Snowden's case, excluding from the calculation any benefit to Mr. Snowden from revenues to the Company from the U.K. Lottery accruing after February 2, 1998. The agreements also provided for the mutual release of claims and liabilities, except for certain continuing indemnification obligations on the part of the Company. Messrs. Snowden and Markowicz further agreed not to compete with the Company in certain activities for three years following their retirement from employment.

     Mr. Gay, who was named an executive officer during fiscal 1998, had an employment agreement with the Company from November 1, 1993 through his early retirement from the Company in March 1998. The agreement, as amended and restated in December 1995, provided for a minimum annual base salary of

$275,000, eligibility for an annual management bonus, company benefits and perquisites provided generally to other Company officers, and specified commissions. Mr. Gay was entitled under his employment agreement to receive quarterly commissions equal to one-half of one percent (0.5%) of Net Revenue derived by the Company from the sale of mutually-agreed gaming products and services in specified states. In addition, he was entitled to receive sales commissions based upon a variable percentage (ranging from forty one-thousandths of one percent (0.040%) to one-tenth of one percent 0.10%) of all Net Revenue derived by the Company from the sale of mutually-agreed gaming products and services. The percentage of Net Revenue to which Mr. Gay was entitled with respect to the latter element of his commission arrangement was based upon the percentage of "wins" enjoyed by the Company for a fiscal year (i.e. Company contracts entered into with, or extended by, customers during such fiscal year) as a percentage of the total number of opportunities for such fiscal year.

     The agreement defined "Net Revenue" as the invoice price (for sales) or gross revenues (for goods or services provided on a percentage basis), less liquidated damages, refunds, returns, taxes (other than income taxes), discounts and other price adjustments and certain costs. Mr. Gay's employment agreement could be terminated by either Mr. Gay or by the Company upon thirty days notice. In the event that the Company was to terminate the employment agreement (other than for cause) or Mr. Gay was to terminate the employment agreement as the result of a reduction of his responsibilities and income potential, the Company was obligated to pay Mr. Gay a lump sum severance amount equal to his then-current annual base salary. In the case of termination by the Company of the employment agreement for cause or termination by Mr. Gay other than as a result of a reduction in his responsibilities and income potential, the Company had no obligations to make any payments whatsoever to Mr. Gay upon termination of his employment except as to such amounts accrued to him through the date of termination. Under Mr. Gay's employment agreement, "cause" was defined to include negligent performance of employment duties resulting in harm to the Company, refusal to perform employment duties, conviction of a felony or other crime involving fraud or certain dishonesty, unauthorized acts resulting in personal enrichment, certain acts constituting misconduct or dereliction of duty, any other material breach of the employment agreement or death.

     In March 1998, the Company and Mr. Gay entered into a severance agreement pursuant to which Mr. Gay resigned as an employee and officer of the Company. The Company agreed to pay Mr. Gay all accrued and unpaid commissions due him through the date of his resignation under his employment agreement and, in addition, a lump-sum payment with respect to post-employment severance of $3,600,000. In addition, the Company agreed to consider Mr. Gay for a management bonus for fiscal 1998 (and ultimately paid him a fiscal 1998 management bonus of $285,000), allowed Mr. Gay to continue to use his Company-owned automobile for three years following termination, and provided certain other benefits to him. The agreement also provided for mutual releases of claims and liabilities, except for certain continuing indemnification obligations on the part of the Company, and Mr. Gay agreed not to compete with the Company in certain activities for one year following termination.

     The Company does not currently have formal employment agreements with the other two Named Officers: Messrs. Chambrello and Sauser, although in July 1997, the Company entered into agreements with these executives (as well as with Mr.
Gay) with respect to employment arrangements in the event of a "change of control" respecting the Company. These agreements provide for three-year employment terms for the covered executives commencing upon the date a change in control occurs (or earlier in certain circumstances where actions are taken in anticipation of a change of control). During each such employment term, the covered executive is to be employed in a position at least equal in all material respects with the highest position held by such executive during the six months immediately preceding the change of control and will be entitled to a base annual salary, annual bonus and benefits in values and amounts at least equal to those provided by the Company to the executive immediately prior to the commencement of the term of employment. In addition, upon the occurrence of a change in control, all benefits accrued by the executive under all non-qualified Company plans (including the Supplemental Retirement Plan) will become fully vested and shall be contributed to a rabbi trust for the benefit of the covered executive, and all options held by the executive will become fully vested and exercisable by the executive.

     If an executive's employment is terminated during the term of employment (including as a result of resignation by executive without Good Reason), such agreement provides with respect to the year in which his employment is terminated, that he will receive his base salary, bonus, and other compensation and benefits through the date of termination in accordance with Company policy in effect immediately prior to the commencement of the term of employment. In the event that a covered executive's employment is terminated (other than for Cause) or such executive resigns for Good Reason, the Company is obligated to pay an amount equal to 2.99 times the sum of (i) his then-current annual base salary; (ii) the total cash bonus received by the executive during the most recent full fiscal year; plus (iii) the maximum amount allowable under the Executive Perquisite Program during the most recent calendar year. In addition, the covered executive (together with his beneficiaries and dependents) will become fully vested in and continue to participate for up to three years at no cost to the executive in all Company life insurance and welfare plans on terms at least as favorable to executive as in effect immediately prior to termination. In addition, the executive will be entitled to receive the sum of all benefits accrued under the non-qualified plans plus the product of 2.99 times the average benefit accrued and/or contributions made to such non-qualified plans over the preceding three years. Such agreements further provide for the payment to the covered executives of amounts equal to any excise tax due as any payment or benefit constituting a "parachute payment" within the meaning of section 280G of the Code, together with amounts necessary to gross-up such executives for any taxes due with respect thereto. With certain exceptions, the terms "change in control," "Good Reason" and "Cause" are defined in these agreements in generally the same manner as the corresponding terms are defined in Mr. O'Connor's employment agreement.

     The Company has two defined contribution 401(k) retirement savings and profit sharing plans (the "Plans") covering (subject to applicable time of service requirements) substantially all full-time employees in the United States, including the Named Officers. Under these Plans, an eligible employee may elect to defer receipt of a portion of base pay for each year in which case the Company will contribute this amount on the employee's behalf to the Plans and also will make a matching contribution equal to 50% of the amount that the employee has elected to defer, up to a maximum matching contribution of 2 1/2% of the employee's base pay. The Company, at its discretion, may contribute additional amounts to the Plans on behalf of employees based upon its profits for a given fiscal year. Participants are 100% vested at all times in their entire account balance in the Plans. Benefits under the Plans generally will be paid to participants upon retirement or in certain other limited circumstances. The Company also has a Supplemental Retirement Plan, that is a defined contribution plan that provides to certain key employees, including the Named Officers, additional retirement benefits. The Company, at its discretion, may contribute additional amounts to the plan on behalf of such key employees' equal to the percentage of profit sharing contributions contributed for the calendar year multiplied by the key employees' compensation (as defined) for such year. See "Summary Compensation Table," above.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The graph set forth below compares, for the period February 28, 1993, through February 28, 1998 (the end of the Company's 1998 fiscal year), the cumulative total return to holders of Common Stock of the Company with the cumulative total return of the Standard & Poor's Composite 500 Index ( the "S&P 500") and of a peer group index of four companies selected by the Company (the "Peer Group").

     The Peer Group consists of Powerhouse Technologies, Inc. (formerly Video Lottery Technologies, Inc.) (on-line lottery and video lottery); International Totalizator Systems, Inc. (on-line lottery and totalizator); International Game Technology (video lottery) and Autotote Corporation (on-line lottery). The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. For the purposes of the Peer Group Index, the Peer Group companies have been weighted based upon their relative market capitalizations.

                COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*
              AMONG GTECH HOLDINGS CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP

                                          GTECH
        MEASUREMENT PERIOD              HOLDINGS
      (FISCAL YEAR COVERED)            CORPORATION         PEER GROUP           S & P 500
FEB-93                                     100                 100                 100
FEB-94                                      98                 106                 108
FEB-95                                      55                  48                 116
FEB-96                                      90                  47                 157
FEB-97                                      87                  54                 198
FEB-98                                      99                  77                 267

     The above graph assumes an investment of $100 in the Company the S&P 500 companies and in the Peer Group companies on February 28, 1993, and that all dividends were reinvested. The performances indicated in the above table are not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1995, the Company implemented a loan program with respect, generally, to the Company's 1990 Restricted Stock Unit Plan under which employees whose Restricted Stock Units or restricted stock rights granted outside the 1990 Restricted Stock Unit Plan become taxable compensation to them can obtain loans from the Company to assist them in paying applicable federal and state income tax withholding. During fiscal 1998, the Company made a loan of $21,161 to Mr. O'Connor with respect to the December 1997 vesting of restricted stock rights granted to Mr. O'Connor. The full principal amount of this loan has remained outstanding since December 1997. During fiscal 1998, the Company also made a loan of $32,290 to Mr. Gay with respect to the January 1998 vesting of restricted stock units granted to Mr. Gay. The full principal amount of this loan remains outstanding, but Mr. Gay repaid all other loans made to him under this program (approximately $80,774 in principal amount during fiscal 1998) in March 1998.

     During fiscal 1995, the Company, pursuant to the terms of its employment agreement with Mr. O'Connor, made loans to him in the aggregate amount of $900,000, to enable him to retire certain third-party indebtedness. The loans to Mr. O'Connor consisted of a $400,000 loan under a line of credit arrangement which bore no interest and which was repaid in full during fiscal 1997, and a loan in the amount of $500,000 bearing interest at the rate of 6.0% per annum which was repayable in full on or before November 1, 1999. During fiscal 1998, the Company agreed, pursuant to the terms of the amended and restated employment agreement with Mr. O'Connor, that it would extend the due date of the outstanding $500,000 principal amount loan to January 1, 2000 and would forgive $125,000 of the principal amount of such loan in four installments on August 1, 1997 and on January 1, 1998, 1999 and 2000. As of May 1, 1998, an aggregate outstanding principal amount of $250,000 remained with respect to the $500,000 principal amount loan.

     The officers and directors of the Company also are parties to indemnification agreements with the Company providing for, and the By-Laws of the Company also provide for, their indemnification by the Company against certain liabilities (including legal fees and expenses) incurred in legal proceedings or otherwise in connection with their present or past status as an officer or director of the Company. Certain legal proceedings and governmental investigations involve both the Company and one or more of its executive officers. During fiscal 1998, the Company paid an aggregate of approximately $3.9 million in attorneys' fees and expenses in connection with such matters directly or indirectly involving executive officers. Included in this amount were substantial fees and expenses relating to the libel suit in the U.K. by Richard Branson against Mr. Snowden (the Company's former Chairman), the Company and its press secretary, and Mr. Snowden's cross libel claim against Mr. Branson. This litigation resulted in a verdict and judgment on February 2, 1998, in favor of Mr. Branson and against Mr. Snowden and the Company, essentially upholding Mr. Branson's assertion that Mr. Snowden had attempted to bribe Mr. Branson in 1993 not to bid on the U.K. Lottery contract. Mr. Snowden has appealed the verdict and judgment against him.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and officers and persons, or a "group" of persons, who own more than 10% of a registered class of the Company's equity securities, to file initial reports of beneficial ownership of certain equity securities of the Company, and reports of subsequent changes in ownership, with the SEC and the New York Stock Exchange. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file relating to securities of the Company.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, the Company believes that such filing requirements applicable to its directors, officers and persons known to the Company to own more than 10% of a registered class of the Company's equity securities have been complied with, on a timely basis.

INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent public accountants for fiscal 1998. The Company anticipates that Ernst & Young LLP will serve as its independent public accountants for fiscal 1999, subject to the formal recommendation of the Audit Committee and approval of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy material for the 1999 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than February 15, 1999.

MISCELLANEOUS

     A copy of the Company's 1998 Annual Report to Shareholders is being mailed with this proxy statement but is not to be regarded as proxy solicitation material.

     THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1998. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          Cynthia A. Nebergall, Secretary

June 8, 1998

                           GTECH HOLDINGS CORPORATION

                       1998 EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE

     The GTECH Holdings Corporation (the "Company") 1998 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible Company and GTECH Corporation employees who wish to become shareholders (or increase their shareholdings) in the Company with a convenient method of doing so. It is believed that employee participation in ownership of the equity of the Company will be to the mutual benefit of the employees and the Company.

     The Company intends to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Company's Board of Directors (the "Board") may, from time to time, approve participation in the Plan by employees of any subsidiary corporation of the Company (as defined in Section 424(f) of the Code).

2.  DEFINITIONS.

     2.1 "Account" shall mean the funds accumulated with respect to a Participant as a result of deductions from his paycheck for the purpose of purchasing stock under the Plan. The funds allocated to a Participant's account shall remain the property of the Participant at all times but may be commingled with the general funds of the Company.

     2.2 "Administrator" shall mean the Compensation Committee or other person(s) or entity delegated the responsibility by the Board of administering the Plan.

     2.3 "Base pay" means regular straight time earnings.

     2.4 "Closing Price" shall mean, as of a particular Trading Day, the closing price of Shares (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

     2.5 "Designated Subsidiaries" shall mean all Company subsidiaries, as defined in Section 424(f) of the Code, whose Employees have been designated by the Board, in its sole discretion, as eligible to participate in the Plan.

     2.6 "Eligible Employee" shall mean any employee of a Designated Subsidiary except (a) employees whose customary employment is less than 20 hours per week,
(b) employees whose customary employment is for not more than five months in any calendar year, and (c) employees who are Executive Officers of the Company, as determined from time to time by the Board.

     2.7 "Employer" means, individually and collectively, the Company and the Designated Subsidiaries.

     2.8 "Enrollment Period" shall mean the one (1) calendar month period preceding an Offering Period during which Eligible Employees may elect to participate in the Plan.

     2.9 "Exercise Date" shall mean the last Trading Day of an Offering Period, or the earliest date thereafter as is administratively feasible.

     2.10 "Grant Date" shall mean the first Trading Day of an Offering Period, or the earliest date thereafter as is administratively feasible.

     2.11 "Offering Period" shall mean each consecutive six (6) calendar month period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan. The initial Offering Period shall commence 1 November 1998 and subsequent Offering Periods shall commence each 1 May and 1 November during the term of the Plan.

     2.12 "Plan Broker" shall mean the stock brokerage or other financial services firm designated by the Administrator to account for and/or hold each Participant's Shares, dividends, and distributions.

     2.13 "Purchase Price" shall mean, for each Share purchased in accordance with Section 5 hereof, an amount equal to the lesser of:

          (i) 85% of the Closing Price of a Share on the first Trading Day of each Offering Period, or the earliest date thereafter as is administratively feasible, or

          (ii) 85% of the Closing Price of a Share on the last Trading Day of each Offering Period, or the earliest date thereafter as is administratively feasible.

     2.14 "Shares" means the Company's authorized but unissued or reacquired as Treasury shares of $.01 par value common stock.

     2.15 "Trading Day " shall mean a day on which the New York Stock Exchange is open for trading.

3.  PARTICIPATION

     3.1 Subject to rules established by the Administrator from time to time, an Eligible Employee may elect to participate in the Plan by entering into a written subscription agreement with an Employer during an Enrollment Period authorizing payroll deductions, as a whole percentage of the Eligible Employee's Base Pay up to a maximum of 10% of Base Pay ("Participant").

     3.2 All payroll deductions made for a Participant shall be credited to said Participant's Account and will not be credited with any interest. A participant may not make any separate cash payment into such account nor may payment for Shares be made other than by payroll deduction.

     3.3 Once a Participant has elected to participate in the Plan, that Participant's written subscription agreement shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, withdraws from participation in the Plan or modifies said written subscription agreement, provided, however, that during an Offering Period a Participant may not alter the rate of his payroll deductions for that Offering Period.

     3.4 A Participant may authorize an increase or decrease in the amount of payroll deduction, as a whole percentage of the Participant's Base Pay up to a maximum of 10% of Base Pay, effective for a subsequent Offering Period, by submitting a new written payroll deduction authorization and/or subscription agreement during the Enrollment Period for the relevant Offering Period, in accordance with rules and procedure established by the Administrator.

4.  GRANTING OF OPTION.

     On each Grant Date each Participant shall be granted an option to purchase, at the end of the relevant Offering Period, that number of Shares (including fractions thereof) equal to the amount in the Participant's Account at the end of the relevant Offering Period divided by the Purchase Price for the relevant Offering Period.

5.  EXERCISE OF OPTION.

     5.1 On each Exercise Date each Participant who continues to be an Eligible Employee on such Exercise Date and who has not withdrawn from the Plan pursuant to Section 8 hereof, shall be deemed to have exercised his option on such date and shall be deemed to have purchased from the Company that number of Shares (including fractions thereof) equal to the amount in the Participant's Account at the end of the relevant Offering Period divided by the Purchase Price for the relevant Offering Period. Any amount remaining in a Participant's Account after the purchase of Shares as above, shall be carried over to the Participant's Account for the subsequent Offering Period, unless the Participant has withdrawn from the Plan pursuant to Section 8 hereof.

     5.2 Promptly following each Exercise Date, the Shares purchased by each Participant shall be deposited into an account established in the Participant's name at the Plan Broker ("Broker Account").

6.  LIMITATIONS ON RIGHTS.

     6.1 An employee who otherwise is an Eligible Employee shall not be entitled to be granted an option to purchase Shares under the Plan if such grant would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all purchase rights then held by such Eligible employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any subsidiary. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

     6.2 An employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan if such purchase would cause such Eligible Employee to have rights to purchase more than $25,000 of Shares under the Plan (and under all employee stock purchase plans of the Company and its subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the fair market value of such Shares, determined as of the date such rights are granted). For purposes of applying the $25,000 limitation, the number of Shares covered by one option may not be carried over to any other option.

7.  NUMBER OF SHARES TO BE OFFERED.

     7.1 The aggregate number of Shares which may be issued under the Plan is 750,000 Shares.

     7.2 In the event the number of Shares to be purchased by Participants during any Offering Period exceeds the number of shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale hereunder and the Administrator shall make a pro rata allocation of the Shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. Any excess amounts remaining in Participants' Accounts then shall be returned to the Participants as soon as is administratively feasible.

8.  WITHDRAWAL.

     8.1 A Participant may at any time withdraw from the Plan by giving written notice to the Administrator.

     8.2 Separation from employment for any reason, including death, disability, termination or retirement, shall be treated as a withdrawal from the Plan.

     8.3 A Participant who ceases to be an Eligible Employee shall be deemed to have withdrawn from the Plan at such time as he ceases to be an Eligible Employee.

     8.4 At the time of withdrawal, any amount in the Participant's Account which has not previously been used to purchase Shares will be refunded to the Participant as soon as practicable thereafter.

     8.5 To re-enter the Plan, an Eligible Employee who has previously withdrawn must submit a new written subscription agreement pursuant to Section 3.1 above.

9.  RIGHTS NOT TRANSFERABLE.

     Neither payroll deductions made by a Participant, nor any rights with regard to the exercise of an option or to receive stock, nor any rights to a return of payroll deductions under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than pursuant to the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect.

10.  CHANGES IN CAPITALIZATION.

     In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the common stock of the Company, the Board may make such adjustment, if any, as it may deem appropriate, and in accordance with Section 424 of the Code, in the number, kind, and the price of shares available for purchase under the Plan, and in the number of Shares which a Participant is entitled to purchase.

11.  TRANSFERRING SHARES.

     11.1 A Participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the Shares in his Broker Account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such disposition of the Shares, the Shares must remain in the Participant's Broker Account until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to Shares for which the
Section 423(a) holding period has been satisfied, the participant may move those Shares to another brokerage account of Participant's choosing or request that a stock certificate be issued to him.

     11.2 A Participant who is not subject to payment of U.S. income taxes may move his Shares to another brokerage account of his choosing or request that a stock certificate be issued and delivered to him at any time, without regard to the satisfaction of the Section 423(a) holding period.

     11.3 The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. An employee, therefore, may sell stock purchased under the Plan at any time he chooses, subject to compliance with any applicable Federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

12.  ADMINISTRATION.

     The Administrator is vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant.

13.  TERM OF PLAN.

     13.1 The Plan will become effective as of 1 August 1998, or as soon as administratively practicable thereafter, subject, however, to approval by the holders of at least a majority of the Common Stock present or represented, and entitled to vote, at a special or annual meeting of the stockholders at which a quorum is present held within twelve (12) months before or after 19 May 1998 (the date the Plan was approved by the Board). If the Plan is not so approved, the Plan shall not become effective.

     13.2 The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee's existing rights with respect to any then current Offering Period may be adversely affected thereby, and provided further that (i) no such amendment of the Plan shall, except as provided in Section 10, increase the total number of Shares to be offered under the Plan unless shareholder approval is obtained therefor, and (ii) no amendment may cause an option issued under it to fail to meet the requirements of Section 423 of the Code.

     13.3 This Plan shall terminate at the earliest of

          (i) 31 July 2003;

          (ii) the date the Board acts to terminate the Plan in accordance with
     Section 13.2;

          (iii) the date when the total number of Shares to be offered under this Plan, as set forth in Section 7, have been purchased.

14.  RIGHTS AS A STOCKHOLDER.

     A Participant shall have no interest or voting right in any Shares until such Shares have been actually purchased in accordance with Section 5.

15.  GOVERNMENT REGULATION.

     The Company's obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

16.  MISCELLANEOUS.

     16.1 The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrator or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

     16.2 Delaware law shall govern all matters relating to this Plan except to the extent it is superseded by federal law.

                                        PROXY
                           GTECH HOLDINGS CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, JULY 13, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints CYNTHIA A. NEBERGALL, DENISE M. OGILVIE and BRENDAN J. RADIGAN and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorized them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of GTECH HOLDINGS CORPORATION, held of record by the undersigned on June 3, 1998, at the Annual Meeting of Shareholders of GTECH Holdings Corporation to be held July 13, 1998, and at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposals Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1 AND 2 IF NO SPECIFICATION IS MADE.

                     (Continued and to be dated and signed on the reverse side)


                                                     GTECH HOLDINGS CORPORATION
                                                     P.O.BOX 11349
                                                     NEW YORK, N.Y. 10203-0349

(1) Election of Robert M. Dewey, Jr. and The Rt. Hon. Lord Moore of Lower Marsh, P.C. as directors of GTECH Holdings Corporation for the three year term of office expiring in 2001.


       VOTE FOR             WITHHOLD AUTHORITY         VOTE FOR ALL, EXCEPT FOR
     ALL NOMINEES            FOR ALL NOMINEES           THE FOLLOWING NOMINEE

       [    ]                    [    ]                         [    ]

--------------------------------------------------------------------------------
(2)  Approve the GTECH Holdings Corporation 1998 Employee Stock Purchase Plan.


         FOR                     AGAINST                        ABSTAIN

       [    ]                    [    ]                         [    ]

--------------------------------------------------------------------------------
(Insert the name of the nominee for whom you do not wish to vote in the space provided.)



--------------------------------------------------------------------------------
(3) In their discretion on such other business as may properly come before the meeting.


--------------------------------------------------------------------------------



Change of Address and or Comments Mark Here  [  ]


Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate named by President or other authorized officer. If a partnership, please sign name by authorized person

Dated:
      -------------------------------------, 1998



-------------------------------------------------
          (Signature of Shareholder)




-------------------------------------------------
    (Signature of Additional Shareholder)



Votes must be indicated (x) in Black or Blue ink. [  ]


Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.